                                                                       EXHIBIT 2




                         SHAREHOLDER BUY-SELL AGREEMENT

                                  BY AND AMONG

                                DOUGLAS G. VOSS

                                       AND

                                  GAYLE R. VOSS

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----


1.   Restriction on Transfer of Shares . . . . . . . . . . . . . . . . . . .   1

2.   Legend. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

3.   Market Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

4.   Absolute Restriction on Sale of Stock . . . . . . . . . . . . . . . . .   2

5.   Call Rights; Put Rights . . . . . . . . . . . . . . . . . . . . . . . .   2
     5.1  Right of Douglas Voss to Call Shares . . . . . . . . . . . . . . .   2
     5.2  Call Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     5.3  "Most Favored Nations" Clause on Subsequent Sale . . . . . . . . .   3
     5.4  Right of Gayle Voss to Put Shares. . . . . . . . . . . . . . . . .   3
     5.5  Put Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

6.   Right of First Refusal; Permitted Transfers . . . . . . . . . . . . . .   3
     6.1  Notice of Proposed Transfer. . . . . . . . . . . . . . . . . . . .   3
     6.2  Right of Douglas Voss to Purchase Shares . . . . . . . . . . . . .   4
     6.3  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     6.4  Transfers Without Consideration to Permitted Transferees . . . . .   4
     6.5  Permitted Transferees Subject to Agreement . . . . . . . . . . . .   4

7.   Rights of Inclusion . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     7.1  Notice of Rights of Inclusion. . . . . . . . . . . . . . . . . . .   4
     7.2  Terms of Sale. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     7.3  Notification of Completion of Sale; Payment of Purchase Price and
          Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     7.4  Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . . .   5

8.   Rights to Compel Sale . . . . . . . . . . . . . . . . . . . . . . . . .   5
     8.1  Rights to Compel Sale. . . . . . . . . . . . . . . . . . . . . . .   5
     8.2  Terms and Procedure for Sale . . . . . . . . . . . . . . . . . . .   6

9.   Purchase of Shares in Event of Death. . . . . . . . . . . . . . . . . .   6
     9.1  Offer to Sell Upon Death . . . . . . . . . . . . . . . . . . . . .   6
     9.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     9.3  Promissory Note and Security Agreement . . . . . . . . . . . . . .   7

10.  Involuntary Disposition . . . . . . . . . . . . . . . . . . . . . . . .   7

11.  Corporate Governance. . . . . . . . . . . . . . . . . . . . . . . . . .   7

12.  Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
13.  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . .   8

14.  Securities Law Compliance . . . . . . . . . . . . . . . . . . . . . . .   8

15.  Stock Splits, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . .   8

16.  Miscellaneous Provisions. . . . . . . . . . . . . . . . . . . . . . . .   8
     16.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     16.2 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     16.3 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     16.4 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     16.5 Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     16.6 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     16.7 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                         SHAREHOLDER BUY-SELL AGREEMENT

     This Shareholder Buy-Sell Agreement (the "Agreement"), effective as of June 28, 1996, is entered into by and between Douglas G. Voss ("Douglas Voss") and Gayle R. Voss ("Gayle Voss"; Douglas Voss and Gayle Voss collectively the "Shareholders" and individually, a "Shareholder").


                                    RECITALS

     WHEREAS, pursuant to their Marital Dissolution Stipulation and Property Settlement, dated June 28, 1996, Douglas Voss has transferred to Gayle Voss 2,350,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") of the Company.

     WHEREAS, immediately subsequent to such transfer Douglas Voss is the owner of 2,350,000 shares of Common Stock.

     WHEREAS, the Shareholders desire to provide for the continuity of control of Great Lakes Aviation, Ltd. (the "Company") among a compatible group of shareholders and for their other mutual interests by imposing certain restrictions on the transfer of the Shares and imposing obligations on themselves in connection therewith.

     NOW, THEREFORE, in consideration of the foregoing premises and of the agreements and undertakings hereinafter set forth, it is agreed as follows:

     1. RESTRICTION ON TRANSFER OF SHARES. Except as otherwise provided in this Agreement, Gayle Voss may not, in any manner, transfer, sell, assign, hypothecate, mortgage, pledge or otherwise dispose of or encumber any of her Shares, whether voluntary or involuntary, without the written consent of Douglas Voss. Any such disposition of Shares (a "Transfer") is subject to the provisions of this Agreement. Any purported Transfer in violation of this Agreement shall be invalid and shall vest no right, title or interest in the transferee.

     2. LEGEND. All certificates evidencing Shares now owned by Gayle Voss or hereafter issued to any subsequent transferee of Shares once owned by them shall bear the following legend, but the absence of this legend on any certificate shall not make this Agreement unenforceable:

     The shares represented by this certificate are subject to and transferable only in accordance with the terms and conditions of a Shareholder Buy-Sell Agreement dated as of June 28, 1996.

     3. MARKET PRICE. The term "Market Price" of a Share shall mean (i) so long as the Common Stock remains registered pursuant to the Securities and Exchange Act of 1934, the average bid price of shares of Common Stock being traded on a public market for the preceding 30 day period ending on the date of the event which gave rise to the purchase right under this Agreement, determined by dividing the aggregate "bid" price of the Company's publicly traded shares of capital stock for said preceding 30 day period by the number of trading days for which bid prices were recorded, or (ii) in the event the Common Stock is not so registered, the per share price as determined by an independent valuation firm mutually selected by the parties.

     4. ABSOLUTE RESTRICTION ON SALE OF STOCK. Prior to the fourth anniversary of the date of this Agreement Gayle Voss shall not transfer any Shares to third parties other than pursuant to Sections 6.4 of this Agreement. Gayle Voss shall have the right, subject to the right of Douglas Voss contained in Section 6.2 of this Agreement, to sell to third parties the cumulative number of Shares set forth below as of the dates indicated below:

                                               Amount Available
                       Date                        for Sale
               --------------------          ---------------------

                   June 28, 1999                     470,000
                   June 28, 2000                     705,000
                   June 28, 2001                     940,000
                   June 28, 2002                   1,175,000
                   June 28, 2003                   1,410,000
                   June 28, 2004                   1,645,000
                   June 28, 2005                   1,880,000
                   June 28, 2006                   2,115,000
                   June 28, 2007                  2,350,000;

provided, however, that any transferee of Shares pursuant to this Article 4 shall have executed and delivered to Douglas Voss an irrevocable proxy appointing Douglas Voss, until June 28, 2010, a proxy to vote all Shares so transferred to such transferee on all matters to which Shareholders are entitled to vote (the "Proxy"). Such transferee shall agree that such irrevocable proxy will be "coupled with an interest" and shall reconfirm and update such proxy from time to time as requested by the Company. Such transferee shall also agree to hold the Shares transferred hereby subject to the restrictions of this
Article 4 and that the transfer of such Shares will be subject to the granting of the Proxy.

     5.   CALL RIGHTS; PUT RIGHTS.

          5.1 RIGHT OF DOUGLAS VOSS TO CALL SHARES. At any time during the term of this Agreement Douglas Voss shall have the right by giving thirty (30) days advance written notice to purchase all or a portion of the Shares then owned by Gayle Voss for a purchase price to be negotiated but not greater than the Market Price as of the date of such notice.

This right shall not be exercised more than two times per year. Douglas Voss' right to call any shares shall be subject to Section 5.3.

          5.2 CALL CLOSING. The closing on any called share shall occur on the date indicated in the call notice, unless an earlier time is agreed to by the parties. At the closing, Douglas Voss shall pay to Gayle Voss cash equal to the purchase price for the Shares to be purchased. Gayle Voss shall represent and warrant that she has good and marketable title to the Shares and that such Shares are free from all liens, encumbrances or interests of third parties at the time of closing.

          5.3  "MOST FAVORED NATIONS" CLAUSE ON SUBSEQUENT SALE.  If within two
(2) years of the date of a Closing under Section 5.2 (a "Prior Sale"), Douglas Voss enters into one or more related transactions, the effect of which is to sell the Shares purchased pursuant to this Section 5.1, Gayle Voss shall be entitled to receive from Douglas Voss, an additional payment for each of Shares so purchased in the amount of the excess, if any, of (i) the "Net Purchase Price" per Share received by Douglas Voss in connection with the transaction, over (ii) the applicable purchase price per Share received by Gayle Voss in the Prior Sale (the "Excess Price"). The Net Purchase Price per Share shall be the price actually received by Douglas Voss in connection with the transaction, after deducting all expenses of the sale, including without limitation, fees and expenses of attorneys, accountants, appraisers, investment bankers, brokers, finders and other consultants and professionals; recording fees; closing costs; and transfer and sales taxes.

          5.4 RIGHT OF GAYLE VOSS TO PUT SHARES. Each year during the term of this Agreement, Gayle Voss may have the right by giving 180 day advance written notice to require Douglas Voss to purchase Shares owned by Gayle Voss for a share price to be negotiated or at Market Price up to a total purchase amount not to exceed $50,000 per year. This right may not be exercised more than two
(2) times per year.

          5.5 PUT CLOSING. The closing for any shares put to Douglas Voss shall occur on the date indicated in the notice, unless an earlier time is agreed to by the parties. At the closing, Douglas Voss shall pay Gayle Voss an amount equal to the purchase price. Gayle shall represent and warrant that she has good and marketable title to the shares and that such shares are free from all liens, encumbrances or interests of third parties at the time of the closing.

     6.   RIGHT OF FIRST REFUSAL; PERMITTED TRANSFERS.

          6.1 NOTICE OF PROPOSED TRANSFER. If Gayle Voss desires to Transfer any of her Shares to any party other than Douglas Voss and has not received the prior written consent of Douglas Voss, Gayle Voss shall give written notice to Douglas Voss of the proposed Transfer. The notice from Gayle Voss shall further specify the identity of the proposed transferee, the nature of the Transfer, the consideration therefor and the terms thereof.

          6.2  RIGHT OF DOUGLAS VOSS TO PURCHASE SHARES.  For a period of thirty
(30) days following the receipt of the notice, Douglas Voss shall have the right to purchase all or a portion of the Shares subject to the notice for a purchase price to be negotiated but not greater than the Market Price. Douglas Voss shall exercise his right of purchase by delivering to Gayle Voss, within said thirty (30) day period, written notice specifying the number of Shares he desires to purchase.

          6.3 CLOSING. The closing shall occur within fifteen (15) days after the termination of the thirty (30) day period provided for in Section 6.2, unless an earlier time is agreed to by the parties. At the closing, Douglas Voss shall pay to Gayle Voss cash equal to the purchase price for the Shares to be purchased. Gayle Voss shall represent and warrant that she has good and marketable title to the Shares and that such Shares are free from all liens, encumbrances or interests of third parties at the time of closing.

          6.4 TRANSFERS WITHOUT CONSIDERATION TO PERMITTED TRANSFEREES. Shares may be transferred without restriction under Article 4 if the following conditions are met:

               (i)    the Transfer is made without consideration;

               (ii) the Transfer is made by inter-vivos gift, intestate succession or testamentary disposition to the spouse or any lineal descendant of Gayle Voss, or to any trust, all the trustees and beneficiaries of which are persons described in this sentence or are Gayle Voss (a "Permitted Transferee");

               (iii) the Permitted Transferee shall have executed a counterpart of this Agreement, thereby consenting to and agreeing to be bound by the terms of this Agreement as a condition of accepting the Transfer of the Shares; and

               (iv) the Permitted Transferee shall have executed and delivered to Douglas Voss the Proxy. The Permitted Transferee agrees that such irrevocable proxy is "coupled with an interest" and shall reconfirm and update such proxy from time to time as requested by the Company and that the transfer of such Shares will be subject to the granting of the Proxy.

          6.5 PERMITTED TRANSFEREES SUBJECT TO AGREEMENT. Permitted Transferees shall hold their Shares subject to all terms and conditions of this Agreement and references in this Agreement to Shares of Gayle Voss shall include all Shares held by a Permitted Transferee thereof.

          7.   RIGHTS OF INCLUSION.

          7.1  NOTICE OF RIGHTS OF INCLUSION.     Douglas Voss shall not, in any
one transaction or any series of related transactions, directly or indirectly sell or otherwise dispose of a number of shares of Common Stock which would constitute five percent (5%) or more of the total number of shares of Common Stock then issued and outstanding to any third party or group of third parties (the "Third Party Offer") unless the terms and conditions of such Third Party Offer shall include an offer to Gayle Voss to include, at her option, in the sale or other disposition to the third party, an equal number of Shares owned by Gayle Voss. If Douglas Voss receives and intends to accept such a Third Party Offer, Douglas Voss shall cause the Third Party Offer to be reduced to writing and shall send written notice of the Third Party Offer to Gayle Voss. The notice shall be accompanied by a true and correct copy of the Third Party Offer. At any time within thirty (30) days after receipt of such notice, Gayle Voss may accept the offer included in the notice by furnishing written notice of such acceptance to Douglas Voss and delivering to him the certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to such offer, together with a limited power-of-attorney authorizing Douglas Voss to sell or otherwise dispose of such Shares pursuant to the terms of such Third Party Offer.

          7.2  TERMS OF SALE.  The purchase from Gayle Voss pursuant to this
Article 7 shall be on the same terms and conditions, including the price per share and the date of sale or other disposition, as are received by Douglas Voss and stated in the notice.

          7.3 NOTIFICATION OF COMPLETION OF SALE; PAYMENT OF PURCHASE PRICE AND FEES. Simultaneously with the consummation of the sale or other disposition of the Shares of Gayle Voss to the third party pursuant to the Third Party Offer, Douglas Voss shall notify Gayle Voss thereof, shall cause the third party purchaser to remit to Gayle Voss the total sale price of the Shares of Gayle Voss sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of the completion of such sale or other disposition and the terms thereof as may be reasonably requested by Gayle Voss. Douglas Voss may deduct from the sales price payable to Gayle Voss pursuant to this Article 7 a pro rata portion of the out-of-pocket fees and expenses payable in respect of the completion of such sale, including, without limitation, reasonable brokers', legal and accounting fees and expenses.

          7.4 WAIVER OF RIGHTS. If within thirty (30) days after the receipt of the notice, Gayle Voss has not accepted the offer contained in the notice, she will be deemed to have waived any and all rights with respect to the sale or other disposition of Shares described in the notice and Douglas Voss shall have ninety (90) days in which to sell or otherwise dispose of not more than the amount of shares of Common Stock described in the notice, on terms not more favorable to him than were set forth in the notice.

     8.   RIGHTS TO COMPEL SALE.

          8.1 RIGHTS TO COMPEL SALE. If Douglas Voss proposes to sell greater than five percent (5%) of all shares of Common Stock then issued and outstanding to a third party in an arms-length transaction, Douglas Voss may do so, and may, at his option, require Gayle Voss to sell all, or an equal amount, of the Shares owned by Gayle Voss to the third party for the same cash consideration per Share and otherwise on the same terms and conditions upon which Douglas Voss is selling his shares of Common Stock.

          8.2 TERMS AND PROCEDURE FOR SALE. (i) The Shares to be sold by Gayle Voss are referred to in this Article 8 as the "Designated Shares".
Douglas Voss shall send written notice of the exercise of his rights pursuant to this Article 8 to Gayle Voss, setting forth the consideration per Share to be paid by the third party purchaser and the other terms and conditions of such transaction. Within fifteen (15) days following the date of the notice, Gayle Voss shall deliver to Douglas Voss certificates representing the Designated Shares, duly endorsed, together with all other documents required to be executed in connection with such transaction.

               (ii) If, within one hundred twenty (120) days after Douglas Voss gives such notice, the sale of all the Shares of Gayle Voss in accordance herewith has not been completed, Douglas Voss shall return to Gayle Voss all certificates representing Designated Shares delivered for sale pursuant hereto, and all the restrictions on Transfer contained in this Agreement with respect to the Shares shall again be in effect.

               (iii) Simultaneously with the consummation of the sale of Designated Shares Douglas Voss shall cause the third party purchaser to remit directly to Gayle Voss the total sales price of the Designated Shares and shall furnish such other evidence of the completion of such sale or other disposition and the terms thereof as may be reasonably requested by Gayle Voss. Douglas Voss may deduct from the sales price payable to Gayle Voss pursuant to this
Article 8 a pro rata portion of the out-of-pocket fees and expenses payable in respect of the completion of such sale, including, without limitation, reasonable brokers', legal and accounting fees and expenses.

     9.   PURCHASE OF SHARES IN EVENT OF DEATH

          9.1 OFFER TO SELL UPON DEATH. Within sixty (60) days after the death of Douglas or Gayle Voss or within thirty (30) days after the appointment of an executor or personal representative of the deceased party's estate, whichever is later, the legal representative of the estate of deceased party shall deliver a written notice to the surviving party describing the number of Shares actually or beneficially owned by the decedent at the time of death (the "Estate Shares"). The notice shall also designate a time and place for the closing which shall be within thirty (30) days after the date of such written notice, at which time the survivor may purchase all or a portion of the Estate Shares for the Market Price.

          9.2 CLOSING. At the closing, the surviving party shall pay to the deceased party's estate, as applicable, a cash down payment equal to ten percent (10%) of the Purchase Price for the Estate Shares, to be purchased by the surviving party and shall deliver a promissory note, as provided for in Article 11 of this Agreement, for the balance of such Purchase Price. The legal representative of the deceased party shall represent and warrant to the surviving party that the purchaser shall receive good and marketable title to the Estate Shares, as applicable, purchased and that such Shares are free from all liens, encumbrances or interests of third parties at the time of closing.

          9.3 PROMISSORY NOTE AND SECURITY AGREEMENT. Any promissory note issued by Douglas Voss or Gayle Voss in payment of the balance of the purchase price for the Shares purchased pursuant to this Article 9 shall be paid in sixty
(60) equal monthly installments of principal and interest, and shall bear interest at an annual rate equal to 1% over the rate of interest publicly announced by Citicorp, N.A. as its reference rate on the date of the note. Any note issued pursuant to this Agreement shall contain the provisions set forth in this Article 11 and such further terms and conditions as set forth in EXHIBIT A attached hereto. Such note shall be secured by a security interest in the Shares purchased pursuant to this Agreement, which security interest shall be substantially in the form of EXHIBIT B attached hereto.

     10. INVOLUNTARY DISPOSITION. In the event (a) the Shares, or any portion or interest therein, is involuntarily sold, transferred or otherwise disposed of, or an involuntary sale, transfer or disposal is threatened by any third person, whether by (i) sale upon the execution or in foreclosure of any pledge, hypothecation, lien or charge; (ii) acquisition of an interest therein by a trustee in bankruptcy or a receiver; (iii) judicial decree, separate maintenance agreement, settlement agreement or otherwise as a result of the marital dissolution or legal separation of Gayle Voss from her spouse; or (iv) any other means (collectively, "Involuntary Disposition"), Douglas Voss shall have an irrevocable option to purchase any or all Shares that are the subject of such Involuntary Disposition for the Market Price. Gayle Voss, or any person who has acquired or may acquire an interest in such Shares, shall give Douglas Voss written notice of the Involuntary Disposition, disclosing in full the nature and details of the Involuntary Disposition, and Douglas Voss shall have the option to purchase the Shares for ninety (90) days after receipt of such notice by giving written notice to the person or persons who have or may acquire an interest in the Shares. If Douglas Voss fails to timely exercise his option, the Shares may be transferred pursuant to the Involuntary Disposition; provided, that, as a condition precedent to such Involuntary Disposition, the transferee must agree, before any Transfer is made, to become a party to this Agreement with respect to all such Shares and grant Douglas Voss the Proxy.

          11. CORPORATE GOVERNANCE. So long as any Shares remain subject to the restrictions on sale set forth in Article 4, Douglas Voss agrees to vote all shares of Common Stock beneficially owned by him (and any other voting securities of the Company which may hereafter be issued by the Company and acquired by Douglas Voss) for the election as director of the Company of Gayle Voss. Further, during such period, Douglas Voss shall not vote any such Shares of Common Stock to remove Gayle Voss from the Board of Directors. The provisions of this Article 11 shall void upon a willful violation by Gayle Voss of her duty of loyalty to the Company.

     12. TERM OF AGREEMENT. This Agreement shall terminate upon the happening of any of the following events:

          (a)  at such time as Gayle Voss does not own any Shares;
          (b)  the dissolution or liquidation of the Company;
          (c)  June 28, 2010.

     13. SPECIFIC PERFORMANCE. The parties declare that it is impossible to measure in money the damages which will accrue by reason of failure to perform any of the obligations under this Agreement. Therefore, if a party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives and agrees not to assert the defense that the plaintiff has an adequate remedy at law.

     14. SECURITIES LAW COMPLIANCE. Any Transfer or other disposition of Shares shall be made in full compliance with applicable federal and state securities laws. Any offeree or transferee of Shares under this Agreement shall provide documentation satisfactory to counsel to the Company that such offeree or transferee is acquiring shares for his or her own account, for investment purposes only and not with a view to their resale or distribution.

     15. STOCK SPLITS, ETC. In case the Company divides its outstanding capital stock into a greater number of shares, pays any stock dividends on, or conversely combines its outstanding capital stock into a smaller number of shares, the number of shares of capital stock subject to this Agreement shall be proportionately increased or decreased, as the case may be, and any dollar amount per share purchase price set forth herein or computed pursuant hereto shall be adjusted appropriately.

     16.  MISCELLANEOUS PROVISIONS.

          16.1 NOTICES. All notices, designations, consents, offers, acceptances or other communication provided for herein shall be given in writing and delivered personally, by facsimile, by private express courier or by registered or certified mail, postage prepaid, return receipt requested, addressed to the party, or the personal representative or legal guardian of a party, at the address shown on the records of the Company, or in the case of the Company, to the secretary at its principal office. Notice shall be deemed given for all purposes when delivered personally, when sent by facsimile, when delivered to the private express courier or when deposited in the United States mail.

          16.2 SEVERABILITY. It is the intention of the parties that each and everyone of the foregoing terms, provisions and paragraphs is severable and in the event of the invalidity or unenforceability of any such provision, the remainder of this Agreement shall be enforceable in accordance with its terms as if said unenforceable provision had not been included herein.

          16.3 AMENDMENT. This Agreement shall not be amended except by a writing signed by all of the parties hereto.

          16.4 WAIVER. No failure or delay by any party in requiring the performance of any term or provision of this Agreement shall be deemed a waiver thereof and no waiver by any party of any term or provision hereof shall be deemed or construed as a further or continuing waiver of any such term or provision or a waiver of any other term or provisions of this Agreement.

          16.5 BINDING EFFECT. This Agreement shall be binding upon and be enforceable by the parties and their respective heirs, legal representatives, successors and permitted assigns.

          16.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Iowa. The undersigned hereby consent to the jurisdiction of the state and federal courts located in the state of Iowa in conjunction with any controversy related to this Agreement and waive any argument that venue in such forums is not convenient.

          16.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.



                                             /s/ Douglas G. Voss
                                             -----------------------------
                                             Douglas G. Voss



                                             /s/ Gayle R. Voss
                                             -----------------------------
                                             Gayle R. Voss

                                    EXHIBIT A

                                 PROMISSORY NOTE


$___________________                                           ___________, 19__

     FOR VALUE RECEIVED, the undersigned, _________ Voss, promises to pay to the order of __________ Voss the sum of _____________________________________
DOLLARS ($____________) together with interest on the unpaid principal balance from the date hereof at the rate of ___________ percent (__%) per annum in installments as follows:

     Sixty (60) consecutive equal monthly installments of principal and interest in the amount of $__________ each, with the first such installment to be paid on _______________, 19__, and succeeding installments to be paid on the same day of each month thereafter until the entire unpaid principal balance, together with accrued interest thereon is paid in full.

     If any default is made in the payment of all or any part of the above installments, whether interest or principal, and such default continues uncured for a period of ten (10) days after receipt by maker of notice of default from the holder hereof, the holder may, at his option, declare the entire unpaid principal balance, and any accrued interest thereon, immediately due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the option at a later date. Exercise of this option does not (unless prohibited or sanctioned by law) halt the accrual of interest hereunder.

     The maker may prepay this note in whole or in part at any time without premium or penalty. Any such prepayment shall be applied to the installments due hereunder in the inverse order of their maturities.

     The maker hereby waives presentment for payment, notice of nonpayment, protest and notice of protest, consents to the extension or renewal of this note without notice, and agrees to pay, in the event of default hereunder, the costs of collection, including reasonable attorneys' fees.


                                             -----------------------------------


                                                                    Voss
                                             ----------------------

                                    EXHIBIT B

                               SECURITY AGREEMENT


     THIS AGREEMENT, made this ____ day of ___________, between ____________ Voss ("Secured Party"), and ______________ Voss ("Debtor").

                                   WITNESSETH:

     WHEREAS Debtor is indebted to Secured Party which indebtedness is evidenced by a promissory note ("Note") in the principal amount of $___________________; and

     WHEREAS, Debtor has agreed to grant Secured Party a security interest in shares of the common stock of Great Lakes Aviation, Ltd. (the "Shares") to secure the payment of the Note;

     NOW, THEREFORE, for the purpose of securing payment to Secured Party of the Note ("Secured Obligation"), the parties agree as follows:

     1. Debtor hereby grants to Secured Party a security interest in and to ___________ shares of the common stock of Great Lakes Aviation, Ltd., which is hereinafter called the "Shares".

     2. Debtor warrants that Debtor has title to the Shares, free of all liens, encumbrances, claims, charges or options except the security interest created hereby.


     3. Noncompliance with or nonperformance of any of Debtor's obligations contained in this Security Agreement, or any other agreement between Debtor and Secured Party, or default in the payment when due of all or any part of the Secured Obligation shall, if not cured within ten (10) days after receipt of notice of default by Debtor, constitute a default hereunder.

     4. If Debtor defaults hereunder, Secured Party, at its option and without demand or notice, may declare all or any part of the Secured Obligation immediately due and payable, and Secured Party may exercise its rights of enforcement under the Uniform Commercial Code in force in Iowa at the date hereof or as hereafter amended. Secured Party's acceptance, after the full amount may have become immediately due and payable as herein provided, of any installment or payment shall not be deemed to alter or affect Debtor's obligations and/or Secured Party's rights hereunder with respect to any subsequent payment or default therein.

     5. Debtor will at any time or times hereafter execute such financing statements and other instruments and perform such acts as Secured Party may reasonably request to establish and maintain a valid security interest in the Shares, including delivery of the certificates representing the Shares.

     6. No delay or failure by Secured Party in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by Secured Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     7. Debtor and Secured Party, as used in this Security Agreement, include the heirs, executors, administrators, successors or assigns of those parties.

     8. Debtor hereby acknowledges receipt from Secured Party of a true and complete copy of this Security Agreement at the time of the execution hereof.

     IN WITNESS WHEREOF, the undersigned have signed and delivered this Security Agreement as of the date first above written.

ADDRESS                                 SECURED PARTY


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-----------------------------------

ADDRESS                                 DEBTOR


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